Consent of Independent Registered Public Accounting Firm

To the Plan Administrator
Teleflex Incorporated
401(k) Savings Plan
Wayne, Pennsylvania

We consent to incorporation, by reference in Registration Statement No. 333-127103, dated August 2, 2005, on Form S-8, Registration Statement No. 333-101005, dated November 5, 2002, on Form S-8 and Registration Statement No. 33-53385, dated April 29, 1994, on Form S-8 pertaining to the Teleflex Incorporated 401(k) Savings Plan, of our report dated June 22, 2016, relating to the statements of net assets available for benefits of the Teleflex Incorporated 401(k) Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, and the supplementary schedule, which report appears in the December 31, 2015 annual report on Form 11‑K of the Teleflex Incorporated 401(k) Savings Plan.

/s/ Maillie LLP

West Chester, Pennsylvania
June 22, 2016